Exhibit 99.1

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on May 9, 2005 by Glenn W. Novotny

Sold
Shares  Price Shares Beneficially Owned After Transaction

96  44.10   97,052
404  44.13   96,648
500  44.15   96,148
500  44.23   95,648
300  44.34   95,348
1400  44.35   93,948
500  44.36   93,448
48  44.44   93,400
200  44.51   93,200
3000  44.56   90,200
100  44.57   90,100
100  44.58   90,000
300  44.59   89,700
500  44.60   89,200
417  44.61   88,783
783  44.62   88,000
752  44.63   87,248
400  44.64   86,848
100  44.65   86,748
100  44.67   86,648
400  44.70   86,248
300  44.71   85,948
100  44.72   85,848
300  44.74   85,548
300  44.75   85,248
300  44.76   84,948
100  44.77   84,848
500  44.79   84,348
200  44.80   84,148
400  44.81   83,748
400  44.82   83,348
100  44.83   83,248
300  44.84   82,948
100  44.90   82,848
100  44.91   82,748
75  44.92   82,673
201  44.93   82,472
200  44.94   82,272
24  44.98   82,248
100  44.99   82,148